Exhibit 99

                  CDW Reports First Quarter Results

       Company Achieves Record Quarterly Sales, Gross Profit and
                           Operating Income

     VERNON HILLS, Ill.--(BUSINESS WIRE)--April 24, 2007--CDW
Corporation (NASDAQ: CDWC):

    --  Sales: $1.859 billion, up 17.0% year-over-year

    --  Average daily sales: $29.049 million, up 17.0% year-over-year

    --  Gross profit: $301.3 million, up 18.7% year-over-year

    --  Operating income: $118.0 million, up 25.2% year-over-year

    --  Net income: $76.8 million, up 24.5% year-over-year

    --  Diluted earnings per share: $0.96, up 28.0% year-over-year

    CDW Corporation (NASDAQ: CDWC) a leading provider of technology products and services to business, government and education, today announced record quarterly sales, gross profit and operating income in the first quarter of 2007. The Company previously announced March 2007 and first quarter of 2007 sales results.

    "Our strong results demonstrate the progress we are making to leverage our 2006 investments, which include the geographic realignment of medium and large customer accounts in the corporate sector and the acquisition of Berbee Information Networks," said John
A. Edwardson, chairman and chief executive officer. "Thanks to the determined efforts of our CDW coworkers, we grew approximately three times the market rate of growth and achieved solid profitability in all operating segments. While we are pleased with our record quarter, we remain focused on executing our growth strategies, leveraging our expanded infrastructure and finding innovative ways to continue to profitably take market share. Most importantly, our future success will be driven by our increasing ability to be a single source provider of IT products and services and continuing to provide an unmatched experience for our customers."

    Total sales in the first quarter of 2007 were $1.859 billion compared to $1.589 billion in the first quarter of 2006, an increase of 17.0 percent. Average daily sales in the first quarter of 2007 were $29.049 million compared to $24.822 million in the first quarter of 2006, representing a 17.0 percent increase. There were 64 billing days in both the first quarter of 2007 and the first quarter of 2006.

    CDW completed the acquisition of Berbee Information Networks on October 11, 2006. Total sales for the first quarter of 2006 do not include Berbee sales, while the first quarter of 2007 sales include Berbee sales. Excluding Berbee sales in the first quarter of 2007, and therefore on a non-GAAP basis, total sales were $1.716 billion, an increase of 8.0 percent compared to total sales of $1.589 billion for the first quarter of 2006 and average daily sales for the first quarter of 2007 were $26.819 million, an increase of 8.0 percent compared to average daily sales for the first quarter of 2006 of $24.822 million.

    First Quarter of 2007 Highlights:

    -- Total corporate sector segment sales in the first quarter of 2007 were $1.219 billion compared to $1.150 billion in the first quarter of 2006, representing an increase of 6.0 percent. First quarter of 2007 average daily sales for the corporate sector segment were $19.047 million compared to $17.972 million in the first quarter of 2006, representing an increase of 6.0 percent.

    -- Total public sector segment sales in the first quarter of 2007 were $497.4 million compared to $438.4 million in the first quarter of 2006, representing an increase of 13.4 percent. First quarter of 2007 average daily sales for the public sector segment were $7.772 million compared to $6.851 million in the first quarter of 2006, representing an increase of 13.4 percent.

    -- While CDW did not own Berbee prior to October 11, 2006, the Company is providing comparative information for Berbee. Total Berbee sales in the first quarter of 2007 were $142.7 million compared to $84.3 million in the first quarter of 2006, representing an increase of 69.3 percent. First quarter of 2007 average daily sales for Berbee were $2.229 million compared to $1.317 million in the first quarter of 2006, representing an increase of 69.3 percent. Compared to the corporate sector and public sector segments, Berbee's business model is more project oriented, which can result in a greater degree of variability in sales on a monthly basis.

    -- Product categories that achieved the strongest year-over-year unit volume growth for the first quarter of 2007 were notebook computers, data storage, software, video and input devices. Product categories exclude Berbee sales.

    -- Direct web sales in the first quarter of 2007 were $550.8 million, representing a 10.0 percent increase compared to the prior year, and comprised 32.1 percent of total sales excluding Berbee. Berbee's sales are not made on the web due to the higher services component of the sales.

    Gross profit for the first quarter of 2007 was $301.3 million compared to $253.9 million in the first quarter of 2006, representing an 18.7 percent increase. Gross profit margin was 16.2 percent of sales in the first quarter of 2007 compared to 16.0 percent of sales in the first quarter of 2006. The increase was primarily due to an increased level of vendor incentives, increased commission revenue and the inclusion of Berbee, partially offset by a lower amount of cooperative advertising funds classified as a reduction of cost of sales and a slightly lower product margin.

    Selling and administrative expenses as a percentage of sales were
8.3 percent in the first quarter of 2007 compared to 8.1 percent in the first quarter of 2006 and increased $25.4 million. The increase in selling and administrative expenses in the first quarter of 2007 was primarily due to the inclusion of Berbee's operating expenses and increased payroll costs as a result of continued investment in expanding CDW's sales force.

    Advertising expense was $29.2 million, representing 1.6 percent of sales in the first quarter of 2007 compared to $30.9 million, representing 2.0 percent of sales in the first quarter of 2006.
Advertising expense was slightly lower in the first quarter of 2007 versus the prior year primarily due to a lower amount of cooperative advertising funds reclassified as a reduction of cost of sales.

    Operating margin was 6.3 percent in the first quarter of 2007 compared to 5.9 percent in the first quarter of 2006.

    Net income was $76.8 million in the first quarter of 2007 compared to $61.7 million in the first quarter of 2006, an increase of 24.5 percent. Diluted earnings per share were $0.96 in the first quarter of 2007 compared to diluted earnings per share of $0.75 in the first quarter of 2006.

    During the first quarter of 2007, CDW repurchased 254,000 shares of common stock at an average price of $63.53 per share for an aggregate purchase price of $16 million. Under the current share repurchase program approved in April 2006 for the repurchase of 5.0 million shares, 2.9 million shares remain available for purchase.

    The company plans to release April sales on Wednesday, May 9, 2007. April 2006 had 20 billing days and April 2007 will have 21 billing days.

    Forward Looking Statement

    Any forward-looking statements contained in this release are based on the Company's beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company's business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company's business and prospects are discussed in the Company's filings with the Securities and Exchange Commission.

    About CDW

    CDW(R), ranked No. 342 on the FORTUNE 500, is a leading provider of technology solutions for business, government and education. CDW is a principal source of technology products and services including top name brands such as Acer, Adobe, APC, Apple, Cisco, Fujitsu, HP, IBM, Lenovo, Microsoft, Panasonic, Quantum, Samsung, Sony, Symantec and ViewSonic. CDW's direct model offers customers one-on-one relationships with knowledgeable account managers and access to approximately 820 on-staff engineers and advanced technology specialists who customize solutions for customers' complex technology needs. CDW also provides same-day product shipping and post-sales technical support.

    CDW was founded in 1984 and employs approximately 5,640 coworkers. In 2006, the company generated sales of $6.8 billion. For more information, visit CDW.com.

    A live web cast of CDW's management discussion of the first quarter of 2007 results will be available at www.cdw.com/investor. The web cast will begin today, April 24, 2007, at 8:30 a.m. ET / 7:30 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

    Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

    For more information about CDW:

    Visit CDW on the Internet at http://www.cdw.com. Contact CDW
Investor Relations via the Internet at investorrelations@cdw.com or by telephone at 847-419-6328.

    CDW is a registered trademark and CDW@work is a trademark of CDW Corporation. Other company and product names may be trademarks of their respective owners.




                   CDW CORPORATION AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data)


                                         Three Months Ended March 31,
                                        ------------------------------
                                            2007            2006
                                        --------------  --------------

Net sales                                $  1,859,118    $  1,588,629
Cost of sales                               1,557,799       1,334,740
                                        --------------  --------------

Gross profit                                  301,319         253,889

Selling and administrative expenses           154,185         128,748
Advertising expense                            29,179          30,895
                                        --------------  --------------

Income from operations                        117,955          94,246

Interest income                                 4,364           5,207
Other expense, net                               (405)           (962)
                                        --------------  --------------

Income before income taxes                    121,914          98,491

Income tax provision                           45,134          36,813
                                        --------------  --------------

Net income                               $     76,780    $     61,678
                                        ==============  ==============

Earnings per share:
     Basic                               $       0.98    $       0.77
                                        ==============  ==============
     Diluted                             $       0.96    $       0.75
                                        ==============  ==============

Weighted-average number of common
 shares outstanding:
     Basic                                     78,606          80,004
                                        ==============  ==============
     Diluted                                   80,224          81,973
                                        ==============  ==============






                   CDW CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                 March 31,   December 31,  March 31,
                                    2007         2006         2006
                                ------------ ------------ ------------

Assets

Current assets:
   Cash, cash equivalents and
    marketable securities       $   480,170  $   351,596  $   541,019
   Accounts receivable, net of
    allowance for doubtful
    accounts of $10,047,
    $9,995, and $9,564,
    respectively                    835,302      850,002      659,914
   Merchandise inventory            282,960      261,858      257,554
   Miscellaneous receivables         46,198       55,881       53,550
   Deferred income taxes             15,061       15,060       11,766
   Prepaid expenses and other
    current assets                   21,289       15,139       15,669
                                ------------ ------------ ------------

        Total current assets      1,680,980    1,549,536    1,539,472

Marketable securities                30,000       40,000       65,463
Property and equipment, net         177,197      171,448      112,329
Goodwill and other intangible
 assets, net                        181,092      183,094        4,483
Other assets                          7,943        7,349        7,247
                                ------------ ------------ ------------

             Total assets       $ 2,077,212  $ 1,951,427  $ 1,728,994
                                ============ ============ ============


Liabilities and Shareholders'
 Equity

Current liabilities:
   Accounts payable             $   392,212  $   354,307  $   301,996
   Accrued expenses and other
    current liabilities             192,229      175,074      145,372
                                ------------ ------------ ------------

        Total current
         liabilities                584,441      529,381      447,368

Long-term liabilities                34,969       34,881       24,999

Shareholders' equity:
        Total shareholders'
         equity                   1,457,802    1,387,165    1,256,627
                                ------------ ------------ ------------

             Total liabilities
              and shareholders'
              equity            $ 2,077,212  $ 1,951,427  $ 1,728,994
                                ============ ============ ============






                   CDW CORPORATION AND SUBSIDIARIES
                    SEGMENT REPORTING INFORMATION
                            (in thousands)


                         Three Months Ended March 31, 2007
             ---------------------------------------------------------
             Corporate    Public             Headquarters
                Sector    Sector    Berbee      / Other   Consolidated
             ----------- --------- --------- ------------ ------------
Net sales    $1,219,041  $497,396  $142,681   $        -  $ 1,859,118
             =========== ========= ========= ============ ============

Income
 (loss) from
 operations  $   97,236  $ 25,223  $  5,204   $   (9,708) $   117,955
             =========== ========= ========= ============

Net interest
 income and
 other
 expense                                                        3,959
                                                          ------------

Income
 before
 income
 taxes                                                    $   121,914
                                                          ============

Total assets $  531,414  $270,997  $302,999   $  971,802  $ 2,077,212
             =========== ========= ========= ============ ============

                         Three Months Ended March 31, 2006
             ---------------------------------------------------------
             Corporate    Public             Headquarters
                Sector    Sector    Berbee      / Other   Consolidated
             ----------- --------- --------- ------------ ------------
Net sales    $1,150,184  $438,445  $      -   $        -  $ 1,588,629
             =========== ========= ========= ============ ============

Income
 (loss) from
 operations  $   89,298  $ 14,703  $      -   $   (9,755) $    94,246
             =========== ========= ========= ============

Net interest
 income and
 other
 expense                                                        4,245
                                                          ------------

Income
 before
 income
 taxes                                                    $    98,491
                                                          ============

Total assets $  559,669  $242,193  $      -   $  927,132  $ 1,728,994
             =========== ========= ========= ============ ============






                   CDW CORPORATION AND SUBSIDIARIES
                            OPERATING DATA


                                                Three Months Ended
                                                    March 31,
                                            --------------------------
                                                2007         2006
                                            --------------------------
Direct web sales (000's)                        $550,844     $500,967
Sales force, end of period                         2,662        2,128
Annualized inventory turnover                         25           24
Accounts receivable - days sales outstanding          40           37
----------------------------------------------------------------------

    CONTACT: CDW
             Investor Inquiries
             Cindy Klimstra
             Vice President, Investor Relations
             (847) 968-0268
             or
             Media Inquiries
             Gary Ross
             Sr. Manager, Corporate Communications
             (847) 371-5048